EXHIBIT 99.2

Contact:

Jerome Goldstein, CEO

or Lisa Gordon, VP of Business Development

Advanced Magnetics, Inc.

(617) 497-2070

BRIAN J. G. PEREIRA, MD NAMED PRESIDENT OF ADVANCED MAGNETICS

Cambridge, MA (November 15, 2005) (Advanced Magnetics, Inc. (Amex: AVM) today announced the appointment of Brian J.G. Pereira, MD as President of the Company. Dr. Pereira joins Advanced Magnetics from his position as President and CEO of NEHCF, Tufts-New England Medical Center and Professor of Medicine at Tufts University. Dr. Pereira is the past-President of the National Kidney Foundation and is a world-renowned researcher and educator in the field of nephrology. He brings his extensive knowledge of the factors affecting nephrology science, treatment and reimbursement to his new post. Dr. Pereira has been a member of the Board of Directors of Advanced Magnetics since 2004. In this new position, Dr. Pereira will be addressing all aspects of Advanced Magnetics’ business, especially focusing on the continuing clinical development of ferumoxytol as an intravenous iron replacement therapy and the commercial introduction of the product to the nephrology community. Ferumoxytol is currently in Phase III multi-center clinical trials for the treatment of anemia in chronic kidney disease (CKD) patients, whether or not on dialysis. Dr. Pereira will continue to serve on Advanced Magnetics’ Board of Directors.

“We are very pleased that Dr. Pereira has agreed to join our company in this capacity,” stated Jerome Goldstein, Chairman and Chief Executive Officer. “We are most fortunate to attract an individual of such quality, knowledge and international reputation. This appointment signals our optimism and faith in the potential of this product.”

Dr. Pereira added, “I am excited about this opportunity. This is the first in a series of key hires to ensure our successful commercialization and launch of ferumoxytol to the large number of CKD patients who may benefit from its use.”

Dr. Pereira was President and CEO of NEHCF, Tufts-New England Medical Center since 2001 and has held various other positions at Tufts-New England Medical Center since 1993. A nationally-recognized expert on kidney disease and nephrology, Dr. Pereira has served on the editorial board of twelve scientific journals, is the Editor of the widely read textbook, “Chronic Kidney Disease, Dialysis and Transplantation”, and has over 200 scientific papers to his credit. He also serves as a director of the National Kidney Foundation, Aksys, Inc., Kidney Care Partners, Satellite Health Care Inc. and Wellbound Inc. In addition, Dr. Pereira is a member of the advisory boards of Amgen and Sigma-Tau Pharmaceuticals along with several other organizations. Dr. Pereira is a graduate of St. John’s Medical College and has an MBA from the Kellogg Business School, Northwestern University.

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and

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commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding our optimism and faith in the potential of ferumoxytol, certain key hires we intend to make, and our efforts to commercialize and launch ferumoxytol to CKD patients, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the timing and results of FDA interactions regarding the clinical development of ferumoxytol and our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (5) our reliance on a limited number of customers and our dependence on our collaborative relationships; (6) uncertainties relating to the cyclical nature of our product sales cycles; (7) uneven demand for our products by end users; (8) uncertainties relating to our ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements when producing ferumoxytol; and (9) uncertainties relating to patents and proprietary rights and (10) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.